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Exhibit 5.3

        21 July 2004

        CHC/2/20/SMA/JK

        JKennedy@paull-williamsons.co.uk

Shearman & Sterling LLP 599 Lexington Avenue New York, N.Y. 10022-6069 and CHC Helicopter Corporation Hangar No. 1, St. John's Airport PO Box 5188 St. John's, Newfoundland Canada	PAULL & WILLIAMSONS SOLICITORS Investment House 6 Union Row Aberdeen AB10 1DQ DX AB35 Telephone +44 (0)122+621621 Fax +44 (0)1224 640446 www.paull-williamsons.co.uk

Dear Sirs and Mesdames

CHC Helicopter Corporation ("CHC")
Exchange issue of 7 3/8% Senior Subordinated Notes due 2014
Opinion as to Scots Law

1    Introduction

  We act as legal advisers in Scotland to certain subsidiaries of CHC.

  We have been informed that CHC and certain of its subsidiaries have filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the "Securities Act') a Registration Statement on form F-4 (the "Registration Statement").

  The Registration Statement relates to the offer by CHC to exchange (the "Exchange Offer") CHC's outstanding unregistered US$250,000,000.00 aggregate principal amount of 7 3/8% Senior Subordinated Notes due 2014 (the "Outstanding Notes") for CHC's US$250,000,000 principal amount of 7 3/8% Senior Subordinated Exchange Notes due 2014 (the "Exchange Notes") that will be registered under the Securities Act, as set out in the prospectus forming a part of the Registration Statement (the "Prospectus").

  We understand that the Exchange Notes will be issued under the Indenture (as hereinafter defined).

  In this opinion letter:-

"the English Subsidiary Guarantors"	means CHC Scotia Limited, North Denes Aerodrome Limited and Management Aviation Limited, each being a company incorporated in the United Kingdom and registered in England and Wales;
"the Indenture"
means the Indenture (incorporating, inter alia, guarantee obligations of each Scottish Subsidiary Guarantor on behalf of CHC in respect or the Outstanding Notes and, when issued, the Exchange Notes (the "Guarantee Obligations")) dated 27 April 2004 (the "Execution Date") between CHC, the Subsidiary Guarantors and others and The Bank of New York as trustee;
"the Scottish Subsidiary Guarantors"
means Canadian Helicopters (UK) Limited, Brintel Holdings Limited, Brintel Helicopters Limited, Flight Handling Limited, Lloyd Helicopter Services Limited, Whirly Bird Services Limited and Bond Helicopter Services Limited, each being a company incorporated in the United Kingdom and registered in Scotland;
"the Senior Credit Facility"	has the meaning ascribed to it in the Indenture;
"the Subsidiary Guarantors"	means the Scottish Subsidiary Guarantors and the English Subsidiary Guarantors;

2    Documents and Investigations

2.1
For the purposes of this opinion, we have examined the following documents:-

2.1.1
the form of Exchange Notes provided to us by email from Martin Lockyer of Patterson Palmer by email on 16 July 2004;

2.1.2
the Indenture;

2.1.3
the Registration Statement;

2.1.4
the Prospectus;

2.1.5
minutes of a meeting of the board of directors or written resolutions of the board of directors of each Scottish Subsidiary Guarantor held on or passed on 20 April 2004 (in the case of each of Bond Helicopter Services Limited and Brintel Holdings Limited) and 21 April 2004 (in the case of each of the other Scottish Subsidiary Guarantors), containing resolutions, inter alia, approving and authorising the execution of, the Transaction Documents and documents ancillary thereto;

2.1.6
the memorandum and articles of association of each Scottish Subsidiary Guarantor held by us together with the statutory registers of each of the Scottish Subsidiary Guarantors referred to at 2.1.7 below; and

2.1.7
the statutory registers of each of the Scottish Subsidiary Guarantors held by us.

2.2
Save as identified above, we have not, for the purpose of this opinion, examined any contracts, instruments, decrees, judgements or other documents entered into by or affecting any of the Scottish Subsidiary Guarantors (including contracts, instruments or other documents referred to in such documents as we have examined) or any other corporate records of any of the Scottish Subsidiary Guarantors and we have not made any other enquiries concerning any of the Scottish Subsidiary Guarantors.

3    Assumptions

  In giving this opinion we have assumed (without investigation):-

3.1
the genuineness of all signatures;

3.2
the authenticity and completeness of all documents submitted to us as originals;

3.3
the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed, photocopied or facsimiled copies, and in the case where we have been provided with an incomplete copy of a document or only the signing page(s) of any document, that the document as executed was in the same form as the version or draft of that document previously provided to and reviewed by us;

3.4
that the Indenture constitutes the valid, binding and enforceable obligations of each party to it other than the Scottish Subsidiary Guarantors;

3.5
that the resolutions of the directors of the Scottish Subsidiary Guarantors, (a) set out in the copy minutes referred to in paragraph 2 above, were passed at a properly convened quorate meeting of the duly appointed directors of the relevant Scottish Subsidiary Guarantor and a full declaration of directors' interests was made prior thereto and, as at the date hereof, and that as at the Execution Date, none of those resolutions have or had been rescinded or amended and are and were in full force and effect; and (b) set out in the written resolutions referred to in paragraph 2 above, were passed by written resolution of all of the directors of the relevant Scottish Subsidiary Guarantor and a full declaration of directors interests was made prior thereto and that as at the date hereof, and as at the Execution Date, none of those resolutions have or had been rescinded or amended and are and were in full force and effect;

3.6
that the Indenture imposes legal, valid and binding obligations under the laws of New York and any other applicable law (other than Scots law) on each party thereto enforceable in accordance with its terms;

3.7
that the provisions of the Indenture as to the choice of New York law as the governing law thereof and the provisions thereof as to the submission by the Scottish Subsidiary Guarantors to the jurisdiction of any federal court of the United States or the court of any state thereof are valid, binding and enforceable under the law of Scotland;

3.8
the legal capacity of all individuals;

3.9
that, as at the date hereof and as at the Execution Date, the memoranda and articles of association examined by us on the date hereof are and were be the complete and up-to-date memoranda and articles of association of the Scottish Subsidiary Guarantors and that no resolution has or had been passed making any amendments to those memoranda and articles

3.10
that the Indenture is not affected by the provisions of Section 151 of the Companies Act 1985 (financial assistance by a company for the acquisition of its own shares);

3.11
that there are no provisions of the laws of any jurisdiction other than Scotland which would be contravened by the execution, delivery or performance of the Indenture by any party or by the performance by any party of any obligations assumed by it thereunder and that no law other than the law of Scotland affects this opinion;

3.12
the absence of any fraud or misrepresentation on the part of all parties to the Indenture and that no party thereto has been put upon an enquiry as to any fact or matter which may prejudice the protection afforded to a third party in good faith;

3.13
that, as at the date hereof and as at the Execution Date, no petition has or had been presented, or resolution passed, or order made for the winding-up of any of the Scottish Subsidiary Guarantors or for the appointment of a liquidator, receiver, administrator, administrative receiver, judicial factor, or similar officer in respect of any of the Scottish Subsidiary Guarantors;

3.14
that, as at the date hereof and as at the Execution Date, no administration order or voluntary arrangement in respect of any of the Scottish Subsidiary Guarantors has or had been made and no petition for such an order has or had been presented or other steps taken for the creation of such an order;

3.15
that each Scottish Subsidiary was solvent immediately after it executed the Indenture;

3.16
that, as at the date hereof and as at the Execution Date, none of the Scottish Subsidiary Guarantors is or was subject to any insolvency procedure in a jurisdiction other than Scotland and that in each case no steps have or had been taken to subject it to such a procedure;

3.17
as at the date hereof and as at the Execution Date, the absence of circumstances which would cause the Indenture or any transaction contemplated thereby or made pursuant thereto to be held to be a gratuitous alienation (under Section 242 of the Insolvency Act 1986) or an unfair preference (under Section 243 of the Insolvency Act 1986) or a gratuitous alienation or fraudulent preference (at common law) or an extortionate credit transaction (under Section 244 of the Insolvency Act 1986);

3.18
that, as at the date hereof and as at the Execution Date, the memoranda and articles of association examined by us are and were the up to date memoranda and articles of association of the Scottish Subsidiary Guarantors and that no resolution has or had been passed making any amendments to those memoranda and articles;

3.19
that the execution of the Indenture by each Scottish Subsidiary Guarantor did not infringe any restrictions binding upon any Scottish Subsidiary Guarantor in terms of any contract, instrument, decree, judgement or other document entered into by or affecting any Scottish Subsidiary Guarantor which is not known to us;

3.20
that the execution of the Indenture by each Scottish Subsidiary Guarantor was a proper use of its directors' powers and in its best interests and that the exercise of its rights and performance of its obligations thereunder was of commercial benefit to such Scottish Subsidiary Guarantor;

3.21
without prejudice to any of the above assumptions, or any other provision of this letter, the absence of any fact, matter or circumstance in the period between the Execution Date and the date of this letter that would affect the opinions given by us in this letter;

3.22
that all necessary consents and approvals have been obtained in respect of the entry into by the Scottish Subsidiary Guarantors of the Indenture from The Bank of Nova Scotia in its capacity as Agent and Security Trustee in connection with the Senior Credit Facility.

4    Opinions

  Based upon the foregoing assumptions and subject to any matters not disclosed to us we are of the opinion that, so far as the present law of Scotland is concerned, and subject to the qualifications and reservations set out below:-

  4.1
  Each Scottish Subsidiary Guarantor has the corporate power and capacity to execute and perform its obligations under, and each has duly executed, authorised and delivered, the Indenture.

  4.2
  The Indenture constitutes the valid and legally binding obligations of each Scottish Subsidiary Guarantor.

5    Qualifications and Reservations

  Notwithstanding the foregoing, the opinions expressed in this letter are subject to the following qualifications and reservations:-

5.1
Insolvency etc.: our opinions are subject to all limitations and modifications of rights and obligations resulting from the law of bankruptcy, liquidation, receivership, reorganisation, reconstruction, moratoria, court schemes, insolvency, administration and other laws generally affecting the rights of creditors or from any other laws or principles of natural justice or public policy.

5.2
Valid and Legally Binding: the expression "valid and legally binding" does not mean that the obligations referred to will necessarily be enforced in all circumstances in accordance with their terms, as to which reference is made to the other qualifications and reservations herein expressed.

5.3
Lawful Performance: our opinion in paragraph 4.2, assumes that the Scottish Subsidiary Guarantors will perform their respective obligations under the Indenture out in accordance with the terms of the Indenture and that such performance will in all respects be lawful.

5.4
Foreign Judgements: enforcement in Scotland of any document expressed to be governed by a law other than Scots law requires either (i) enforcement of a judgement of the courts of the proper law under the procedures set out in the Civil Jurisdiction and Judgements Act 1982 (as amended) (the "1982 Act") and applicable subordinate legislation or rules of court or (ii) if the 1982 Act does not apply, enforcement of such a judgement through an action of decree conform, under common law in the Court of Session in Scotland. A judgement of a US Court is enforced in Scotland by raising an action for decree conform to the decree of the US Court. The action must be raised in the Court of Session in Edinburgh. In effect therefore, a US judgement cannot be enforced in Scotland without the institution of fresh legal proceedings. Certain conditions relating to the US judgement must be met before it will be enforceable in Scotland, as follows:-

5.4.1
the US judgement must have been granted by a superior court in the US;

5.4.2
the defender must be subject to the jurisdiction of the court where the decree is to be enforced (i.e., the Court of Session) (and we can confirm that the Scottish Subsidiary Guarantors would be so subject);

5.4.3
the US court must have had jurisdiction in the international sense (i.e., the foreign court must have been entitled to summon the defender and subject him to judgement);

5.4.4
the US judgement must be final and must be res judicata in the law of the state where it was given;

5.4.5
the US judgement must be for a fixed sum; and

5.4.6
the US judgement must not relate to penal or revenue laws.

    Where an action for decree conform is raised, the action may be challenged on the ground that any of the above conditions are not met. In addition, the Court of Session will not investigate the propriety of the proceedings in the US court (other than in relation to jurisdiction) and it will not sit as an appeal court against a judgement of a US Court which was competent to exercise jurisdiction over the parties in the case.

    The following additional defences are available to an action for decree conform:-

  5.4.7
  the US judgement was obtained by fraud;

  5.4.8
  the US judgement is contrary to public policy in Scotland;

  5.4.9
  the US judgement is contrary to natural justice;

  5.4.10
  judgement in the US court was taken contrary to an agreement relating to the settlement of the dispute (for example where there is an arbitration agreement in force);

  5.4.11
  there has been a prior Scottish judgement in respect of the same matter;

  5.4.12
  the US judgement is no longer extant (e.g., where it is time-barred under the US legal system or where it has been satisfied);

  5.4.13
  the US court did not act judicially or there was some irregularity in the US proceedings.

5.5
Remedies: certain remedies, such as an order for specific implement or the grant of an interdict or interim interdict may be available only at the discretion of the court. A court will not grant specific implement in respect of an obligation to pay money or, where implement is impossible, may refuse the remedy on equitable and public policy grounds. No opinion is therefore expressed on whether any specific remedy, other than monetary damages, would be available.

5.6
Foreign Terms: insofar as the Indenture makes reference to or adopts definitions or interpretations from legislative or common law provisions which apply in any jurisdiction other than Scotland no opinion is given as to the relevant provisions of the document incorporating such definitions or interpretations of the import thereof.

5.7
Penalties: any provision for additional interest to be paid on overdue amounts may amount to an irrecoverable penalty. In addition, an obligation to pay a contractual rate of interest may be superseded by a judgement of a Scottish court.

5.8
Currency Indemnity: a Scottish court may not give effect to any form of currency indemnity.

5.9
Litigation Costs Indemnities: the Scottish courts will not necessarily give full effect to an indemnity for the costs of litigation.

5.10
Severance Clauses: severability clauses may not be binding under the law of Scotland and a Scottish court would determine at its discretion whether invalid or unlawful provisions of a document may be severed from the other provisions of that document.

5.11
Procurement Obligations: the enforceability of any provision in any documents providing that any party shall procure the performance of any obligation(s) by another company which is not a party to the relevant document is subject always to the fiduciary duties of the directors of that other company.

5.12
Obligations to be Performed outside Scotland: where any obligation is to be performed or observed in a jurisdiction outside Scotland it may not be enforceable under Scots law to the extent that such performance would be unlawful, illegal or unenforceable or contrary to public policy under the laws of any such jurisdiction.

5.13
Foreign Currencies: whereas a Scottish court may be prepared to render a judgement for a monetary amount in a foreign currency, for enforcement purposes that may require to be converted to Sterling. Amounts claimed in a Scottish liquidation must be converted to Sterling at the rate prevailing at the commencement of liquidation.

5.14
Law of Scotland Only: we have not investigated the laws of any jurisdiction other than Scotland and this opinion is given only with respect to the law of Scotland as in force and as interpreted by the Scottish courts as of the date of this letter. Without limitation to the foregoing:-

5.14.1
we express no opinion on any aspect of the Securities Act or any other law of the United States of America;

5.14.2
we do not, by giving the consent to registration referred to below, or otherwise, represent or imply or concede that we are within the category of persons whose consent for such registration is required by the Securities Act or the General Rules and Regulations promulgated under the Securities Act;

5.14.3
we do not, by giving the opinions set out in this letter or the consent to registration referred to below, or otherwise, represent or imply or concede that we are "experts" in relation to any matter relating to the Indenture, the Outstanding Notes, the Exchange Notes, the Exchange Offer, or the Registration Statement.

  This opinion letter is addressed to Messrs Shearman & Sterling LLP and CHC Helicopter Corporation and is solely intended for their benefit in connection with the registration of the Registration Statement. We consent to the filing of this opinion letter as Exhibit 5.3 to the Registration Statement.

  Save as expressly provided above, this opinion letter is not to be relied upon by any other person or for any other purpose nor be quoted, referred to or made public in any way, nor filed with any government agency or other person without our prior written consent. Any communication or disclosure given with our consent must be given subject to the condition of excluding any reliance on the terms thereof whether or not such condition is specified by us at the time of giving such consent.

  This opinion letter is given on the condition that it shall be governed by and construed in accordance with the law of Scotland and that any action arising out of it is subject to the exclusive jurisdiction of the Court of Session in Scotland.

Yours faithfully

/s/ Paull & Williamsons

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  Exhibit 5.3